EXHIBIT 10.1

          NEWS REPORT --                             [HASTINGS LOGO]

     FOR IMMEDIATE RELEASE

Contact:                                       Contact:
M.C. Joe Bennett                         Thomas J. Bellgraph
Vice President - Human Resources         Treasurer
Hastings Manufacturing Company           Hastings Manufacturing Company
616.945.2491 Ext. 232                    616.945.2491 Ext. 300


                     HASTINGS MANUFACTURING COMPANY ANNOUNCES
                   SALE OF FILTRATION BUSINESS TO CLARCOR INC.

HASTINGS, Michigan, September 5, 1995 -- Hastings Manufacturing Company (AMEX:
HMF) today announced the signing of a purchase agreement and the completion of the sale of its filter assets to CLARCOR Inc., of Rockford Illinois (NYSE:
CLC).  CLARCOR Inc. is the parent company of Baldwin Filters, Clark
Filter, Airguard Industries, and J.L. Clark. The sale price, which is expected to be approximately $14,000,000, is subject to adjustment based upon a closing date balance sheet and other factors. The acquisition transaction does not include filter-related accounts receivable of approximately $6,000,000, which will be retained for collection by Hastings.

"This transaction stems from a decision to focus on our core Hastings Piston Ring, Hastings Specialty Tools and Casite Automotive Chemical businesses. This sale will allow us to dramatically increase our capacity, expand our Michigan facility, and improve our efficiencies," said Mark R.S. Johnson, Co-CEO of Hastings Manufacturing Company. "Although we believe Hastings offers the broadest piston ring aftermarket coverage of any company in the world, we have plans to expand," states Johnson, "and Casite Automotive Chemicals will be rejuvenated with an aggressive marketing plan."

Hastings is presently a technological leader in the automotive parts and accessories industry. In 1995, the Company achieved supplier quality status with Ford, General Motors, Chrysler, Harley-Davidson and others.

"Although we will experience a few quarters of softness in our business during a transition period, we are optimistic about the longer-term opportunities," said Johnson.

Hasting's filter product line comprised approximately 37.5 percent of the Company's total assets and approximately $0 million of its adjusted net sales in the year ended December 31, 1994. On a consolidated basis, Hastings posted net income of $1.16 per share on sales of $74.6 million in 1994.

CLARCOR Inc. will acquire Hastings' Knoxville, Tenn. and Yankton, S.D. plants as part of the transaction and is expected to retain the majority of the employees in those facilities. CLARCOR plans to continue manufacturing and distribution of filters under the Hastings and Casite brand names.

Hastings Manufacturing Company's corporate headquarters in Hastings, Mich. will experience adjustments in its work force relative to the realignment of manufacturing operations and marketing requirements. Hastings, Inc., a wholly owned subsidiary located in Barrie, Ontario, Canada will be retained by Hastings Manufacturing Company and continue to manufacture and market piston rings, specialty tools and chemicals to the Canadian markets.

"Hastings has an 80-year history as a leading world supplier of automotive products, and CLARCOR's filter operation has a similar reputation in filtration products," said Hastings Co-CEO Andrew E. Johnson. "This transaction will strengthen both companies' abilities to further develop and service their core products."

Hastings Manufacturing Company is a leading manufacturing and marketer of piston rings and specialty tools under the Hastings Brand, and additives for engines, transmissions, cooling systems and fuel systems under the Casite Brand.